Exhibit 99.(a)(1)(Y)

To: Eligible Employees

From: TenderOffer@nvidia.com

Subject: Additional Information Sessions: December 18th

Three additional information sessions regarding the tender offer have been scheduled for Monday, December 18th.

NVIDIA and a representative of Deloitte Tax will lead the sessions and the content will be identical to sessions previously held on November 29th and December 4th. The purpose of these sessions is to:

•	Help explain the potentially adverse tax impact of Section 409A
•	Explain how NVIDIA is offering to address the situation and the choices you will need to make
•	Answer any questions you may have on the terms of the tender offer

This will be your final opportunity to attend an information session before your election must be submitted. If you have not already attended a session, you are highly encouraged to participate.

As a reminder, all elections must be submitted by 5:59pm (PST) on December 29th.

BRIEFINGS

Where: NVIDIA Santa Clara, Building E – Marco Polo Conference Room

Dates/Times:	Monday, December 18, 2006
Session 1:	9:00 AM (PST)
Session 2:	11:00 AM (PST)
Session 3:	2:00 PM (PST)

Participant Dial-in Number(s)

US: 1-800-504-8071

International: +1-303-248-0281

Access Code: 5666591

If you cannot attend one of the briefings, the replay of a previously recorded session is posted to https://tenderoffer.nvidia.com.